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                                                                       Exhibit 5



                       PARK-OHIO HOLDINGS CORP. LETTERHEAD

                                November 12, 2003



To:       Park-Ohio Holdings Corp.
          23000 Euclid Avenue
          Cleveland, Ohio 44117

          Re: Registration Statement on Form S-8 for the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan

            I have acted as counsel for Park-Ohio Holdings Corp., an Ohio corporation (the "Registrant"), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933 (the "Act") 1,100,000 additional shares (the "Shares") of the Registrant's common stock, par value $1.00 per share ("Common Stock"), that may be issued and sold in accordance with the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan (the "Plan"). In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with such Plan (and the authorized forms of stock option agreements thereunder), duly authorized, validly issued, fully paid and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares and that the Registrant at such time has sufficient authorized but unissued shares of Common Stock remaining under its Amended and Restated Articles of Incorporation.

            My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the Ohio General Corporation Law, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of Ohio or any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Registrant to issue and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions.

            I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



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                                        Very truly yours,

                                        /s/ Robert D. Vilsack

                                        Robert D. Vilsack
                                        Secretary and General Counsel